Exhibit 8.1
                               FORM OF TAX OPINION
                                       OF
                               SPECIAL TAX COUNSEL

                                                                          , 1997


Marcam Corporation
95 Wells Avenue
Newton, Massachusetts 02159

Ladies and Gentlemen:

         We have acted as special tax counsel to Marcam Corporation, a corporation duly organized in the Commonwealth of Massachusetts (the "Company"), in connection with the proposed transfer (the "Transfer") by the Company of certain business assets and related liabilities to Marcam Solutions, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Marcam Solutions") in exchange for all of the outstanding shares of common stock, par value $.01 per share, of Marcam Solutions (the "Marcam Solutions Common Stock") and the proposed distribution (the "Distribution") by the Company of the Marcam Solutions Common Stock to its shareholders, as more fully described in the Proxy Statement-Prospectus which is included in the Registration Statement on Form S-4 (the "Registration Statement") filed on June 13, 1997 with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

         The Company has filed a private letter ruling request and certain supplements thereto (collectively, the "Ruling Request") with respect to certain federal income tax consequences of the Transfer and Distribution. If the Internal Revenue Service (the "Service") does not issue the requested private letter ruling with respect to the Transfer and Distribution by the time when all other conditions to the Distribution have been satisfied, the Company may proceed with the Distribution on the basis of our opinion. (1)

         In rendering our opinion, we have examined the Registration Statement, the Ruling Request and such other documents as we have deemed relevant. In this connection, we have also relied, with the consent of the Company, upon the accuracy and completeness of the information, statements and representations (which we have not independently investigated nor verified) contained in the Ruling Request as supported by the accompanying Penalties of Perjury Statement duly executed by the Chief Financial Officer of the Company dated April 24, 1997, and have assumed that the Penalties of Perjury Statement will be re-executed by the Chief Financial Officer of the Company, as of the date of the Distribution (the "Distribution Date").

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(1) Unless otherwise indicated, all defined terms used herein shall have the meanings assigned to them the Registration Statement.

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Marcam Corporation
             `1997

Page 2

                  In rendering our opinion, we have assumed that the Transfer and Distribution will be consummated in the manner described in the Registration Statement and the Ruling Request, and that none of the terms and conditions contained therein will have been waived or modified in any respect on or prior to the Distribution Date. We have also assumed that the Registration Statement and Ruling Request reflect all the material facts relating to the Transfer, the Distribution, the Company and Marcam Solutions. Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations. Any material changes thereto may affect our conclusions stated herein.

         We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

         In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, ruling of the Service and such other authorities as we have considered relevant. It should be noted that such laws, Code, Regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinion is based could affect our conclusions herein.

         Based solely upon and subject to the foregoing, we are of the opinion that, under current law, for federal income tax purposes, (i) the shareholders of the Company should not recognize gain or loss upon the receipt of Marcam Solutions Common Stock pursuant to the Distribution except in connection with cash received in lieu of fractional shares of Marcam Solutions Common Stock and
(ii) the Company should not recognize gain or loss upon the distribution of Marcan Solutions Common Stock to its shareholders except to the extent that shares of Marcam Solutions Common Stock are received by "non-U.S. persons," as defined in the Code.

         This opinion is not binding on the Service or any court, and therefore, there can be no assurance that the Service will not challenge the conclusions herein or that a court will not sustain such challenge.

         Except as expressly set forth above, we express no other opinion. We disclaim any undertaking to advise you of any subsequent changes to the facts stated or assumed herein or of any subsequent changes in applicable law. This opinion is for your benefit


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Marcam Corporation
             ,1997

Page 3


and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this opinion under the caption "The Distribution Proposal - Certain Federal Income Tax Aspects of the Distribution" and elsewhere in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                            Very truly yours,